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                                                                    Exhibit 99.1





              Wednesday October 28, 1998  - 9:58 a.m. Eastern Time


Company Press Release

Source:  Romac International, Inc.

Romac International Announces 43% Revenue and 63% Earnings Growth For Third Quarter of 1998

TAMPA, Fla., Oct. 28 /PR Newswire/ -- Romac International, Inc. (Nasdaq: ROMC), which completed its merger with Source Services Corporation ("Source") on April 20, 1998, today announced results for the third quarter of 1998. Revenues increased by 43% to $174.4 million, net income, excluding merger, restructuring and integration costs, increased 63% to $9.8 million and diluted earnings per share, excluding merger, restructuring and integration costs, increased by 50% to $.21. This merger was accounted for under the pooling of interests method; accordingly, all historical results have been restated.

    Third Quarter Performance

    Net service revenues for the third quarter of 1998 increased to $174.4 million from $122.3 million for the same period in 1997. This represents an increase of 43 percent. Net income for the quarter, excluding merger, restructuring and integration costs of $3.3 million, increased to $9.8 million for the third quarter of 1998 from $6.0 million for the same period in 1997. This represents an increase of 63 percent. Merger, restructuring and integration expenses related to the Source merger for the quarter consisted primarily of $3.3 million related to restructuring and integration related expenses. Diluted earnings per share before merger, restructuring and integration costs, increased to $.21 for the third quarter of 1998 from $.14 for the same period in 1997. This represents an increase of 50 percent.

  Diluted weighted average shares outstanding for the third quarter increased by 14 percent to 47.4 million from 41.6 million for the same period in 1997.

    Nine Month Performance

    Net service revenues for the first nine months of 1998 increased to $496.1 million from $333.3 million for the same period in 1997. This represents an increase of 49 percent. Net income for the first nine months of 1998, excluding merger, restructuring and integration costs of $23.5 million associated with the Source merger, increased to $25.9 million for the first nine months of 1998 from $14.8 million for the same period in 1997. This represents an increase of 75 percent. Merger, restructuring and integration


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expenses for the nine month period ended September 30, 1998 consisted primarily of $8.2 million of direct costs related to the merger and $15.3 million of restructuring and integration related expenses. Diluted earnings per share before merger, restructuring and integration costs, increased to $.55 for the first nine months of 1998 from $.36 for the same period in 1997. This represents an increase of 53 percent. Diluted weighted average shares outstanding for the first nine months of 1998 increased by 15 percent to 47.5 million from 41.2 million for the same period in 1997.

    Source Services Integration

    David L. Dunkel, chairman and chief executive officer, commented, "The integration of Source continues at a rapid pace. During the quarter, we announced corporate executive and operating line management appointments which reflect the functional realignment and operational integration of Source's management with Romac's existing management team. Our goal has been to organize in a manner conducive to maintaining our central theme of customer intimacy. Our management team is now aligned to meet the needs of the organization and both of our customers -- client companies and the KnowledgeForce. Other integration milestones we achieved during the quarter include the completion of a computer hardware, software and communication network upgrade that standardizes and connects the entire Source heritage organization to Romac's existing infrastructure system. The entire combined entity now operates on a common technology platform with full, national network connectivity. Our customers are already realizing the power of this capability. With regards to corporate service functions, we integrated the accounts payable, general ledger, core employee and billable personnel payroll systems into our PeopleSoft platform. Benefit plan administration, facilities management, help desk operations and other corporate service functions are now managed out of our corporate facilities in Tampa, Florida."

    Dunkel continued, "Total merger, restructuring and integration costs through the end of the third quarter of 1998 have totaled $23.5 million. This includes direct costs such as accounting, legal, and investment banking fees, document printing and mailing costs and SEC registration fees totaling $8.2 million and restructuring and integration costs such as employee severance, lease terminations and other direct restructuring and integration expenses totaling $15.3 million. We now estimate that an additional $8.5 million of restructuring and integration costs will be incurred during the fourth quarter of 1998 and as a result, our new estimate of the total merger, restructuring and integration costs related to the Source merger is $32 million. This revises our previously announced estimate of $40 to $45 million. There were two primary reasons for the substantial reduction in the new estimate of total merger related costs. First, our decision to maintain the Romac brand name and secondly, our diligence in managing the merger process. Both of these events resulted in significantly lower merger related costs.

    New Business Initiatives

    Dunkel said, "After implementation of integration processes and subsequent to the realignment of executive and operational management, we implemented a number of new business initiatives. Within Information Technology, and more specifically within our Emerging Technologies arena, highlights for the quarter included the rollout of our Education Services Practice which focuses on training our customer's end user community, the attainment of Alliance Partner status with Oracle, the graduation of a Lotus Notes/Domino class, and geographical expansion of Emerging Technology services into three new markets



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(Southern California, San Francisco and Denver). Within Finance & Accounting,
Executive Solutions, our contract and permanent placement service focused on highly skilled finance and accounting executives expanded into the Houston, Dallas and Atlanta markets, more than doubling the number of markets it serves. Romac Human Resources named Candace H. Solhjou as president, expanded its services into the Atlanta market and announced that four additional markets (New York, San Francisco, Dallas and Chicago) are expected to be opened by year-end. Pete Alonso, president of Romac Operating Specialties announced a planned expansion of Health Care services into three new markets (St Louis, Columbus and Miami) and an expansion of Pharmaceutical services into two new markets (Charlotte and Philadelphia), all by year end. These expansions of our service offerings leveraged the existing infrastructure now in place as a result of the Source merger and further exemplify our commitment to a diverse and balanced growth strategy. To further illustrate the geographical recruiting and distribution benefits of this enlarged infrastructure, our Major and National Accounts team brought to the table a total of nine new or expanded relationships during the quarter."

    Business Climate

    "In a quarter where public stock markets expressed concern over potential industry-wide slowing growth, we have delivered record results," stated Dunkel. "Each of our functional business units delivered solid performance, business demand for all our services is currently strong and we are encouraged by the outlook going forward." Dunkel concluded, "We believe our patience in the process of evaluating the international market has put us in a favorable position to capitalize upon opportunities in this changing business climate."

    The Services

    Romac International, Inc., "The KnowledgeForce Resource(SM)," provides flexible and permanent staffing solutions for organizations and career management for individuals in the specialty skill areas of information technology, finance and accounting, human resources, engineering, pharmaceutical, health care, legal and financial services. The Company partners primarily with Fortune 1000 companies.

    Adoption of Shareholder Rights Plan

    Romac also announced that its Board of Directors approved the adoption of a Shareholder Rights Plan (the "Rights Plan") by which rights will be distributed as a dividend at the rate of one right for each share of common stock, par value $.01 per share (the "Common Stock"), of the Company held by shareholders of record as of October 28, 1998 (the "Record Date").

    The Rights Plan is intended to protect shareholders by deterring coercive takeover tactics, including the accumulation of 15% or more of the Company's Common Stock in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. Acquisitions of shares of Common Stock by David L. Dunkel, the Company's chief executive officer and principal shareholder, are exempt from the operation of the Rights Plan. The adoption of the Rights Plan was not in response to any takeover proposal. The Rights Plan will expire on October 28, 2008.

    Additional information regarding the Rights Plan will be contained in a report on Form 8-K that is being filed by the Company today with the


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Securities and Exchange Commission, and in summary to be mailed to all shareholders following the Record Date.

    Conference Call

    A conference call regarding this press release is scheduled for Wednesday, October 28, 1998, at 11:00a.m., Eastern Standard Time (10:00 Central -- 9:00 Mountain - 8:00 a.m. Pacific). The call in number for this conference is:
1-706-645-9716 Reservation #495679

     Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand; changes in the service mix; ability of the Company to complete acquisitions; and the risk factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. The words "believe," "estimate," "expect," "intend," "anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward- looking statement, whether as a result of such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.


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                            ROMAC INTERNATIONAL, INC.
                      STATEMENT OF SELECTED OPERATING DATA

                                      FOR THE QUARTER ENDED       FOR THE NINE MONTHS ENDED
                                   SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                       1998           1997         1998             1997
                                        (Unaudited)                    (Unaudited)
                                    (in thousands except           (in thousands except
                                       per share data)                per share data)
Net Service Revenues:

Information Technology               $114,394       $ 75,672       $311,855       $203,550
Finance and Accounting                 47,683         39,437        142,266        110,164
Human Resources                         4,509          2,647         13,366          8,473
Operating Specialties                   7,775          4,570         28,597         11,092
                                     $174,361       $122,326       $496,084       $333,279

Earnings before merger
 and integration
 expenses                            $ 16,931       $ 10,171       $ 44,713       $ 25,329
Merger and integration
 expenses                              (3,272)                      (23,493)
Income before taxes                  $ 13,659       $ 10,171       $ 21,220       $ 25,329

Net Income:
 Net income before
  merger and integration
  expenses                           $  9,820       $  5,995       $ 25,934       $ 14,783
 Less: merger and
  integration expenses,
  net of tax                           (3,628)                      (17,181)
                                     $  6,192       $  5,995       $  8,753       $ 14,783

Earnings Per Share -
 Basic

 Before merger and
  integration expenses               $   0.22       $   0.15       $   0.57       $   0.37
 Merger and integration
  expenses, net of tax                  (0.08)          0.00          (0.38)          0.00
 Net earnings per share
  basic                              $   0.14       $   0.15       $   0.19       $   0.37

Weighted Average Shares
 O/S-Basic                             45,498         40,066         45,307         39,714

Earnings Per Share -
 diluted

 Before merger and
  integration expenses               $   0.21       $   0.14       $   0.55       $   0.36
 Merger and integration
  expenses, net of tax                  (0.08)          0.00          (0.37)          0.00
Net earnings per share -
 diluted                             $   0.13       $   0.14       $   0.18       $   0.36

Weighted Average Shares
 O/S-diluted                           47,436         41,612         47,464         41,183


                           ROMAC INTERNATIONAL, INC.
                      STATEMENT OF SELECTED OPERATING DATA



                                      FOR THE QUARTER ENDED       FOR THE NINE MONTHS ENDED
                                   SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,  SEPTEMBER 30,
                                       1998           1997         1998             1997
                                        (Unaudited)                    (Unaudited)
                                       (in thousands)                 (in thousands)
Net Service Revenues:


Flexible Billings                    $140,365       $ 91,317       $394,160       $244,868
Search Fees                            33,996         31,009        101,924         88,411

                                     $174,361       $122,326       $496,084       $333,279